CERTIFICATE OF TRUST OF

                          AMERICAN SKANDIA MASTER TRUST


         THIS Certificate of Trust of American Skandia Master Trust (the "Trust"), dated March 5, 1997, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss.. 3801, et seq.).

         1. Name. The name of the business trust formed hereby is American Skandia Master Trust.

         2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

          3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

         4. Series Trust. Notice is hereby given that, pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.


         IN WITNESS WHEREOF, each of the undersigned trustees of the Trust, have executed this Certificate of Trust as of the date first above-written.

                                                           /s/ Gordon C. Boronow
                                                               Gordon C. Boronow
                                                                         Trustee


                                                        /s/ Thomas M. Mazzaferro
                                                            Thomas M. Mazzaferro
                                                                         Trustee


                                                               /s/Jan R. Carendi
                                                                  Jan R. Carendi
                                                                         Trustee